MASTER SERVICES AGREEMENT

This Master Services Agreement (the "**Agreement**"), dated as of January 1, 2004 by and between **NewRoads**, Inc., a Delaware corporation with a principal place of business at 3440 Preston Ridge Road, Alpharetta, Georgia 30005 ("**NewRoads**") and **Petals Decorative Accents, LLC** ("**Company**"), a Delaware corporation with a principal place of business at 90 Grove Street, Suite 206, Ridgefield, CT 06877.

RECITALS

A. **Company** has a variety of marketing programs for the sale and/or distribution of various merchandise and a variety of promotional campaigns to enhance such marketing programs; and

B. **NewRoads** is a provider of various services to the direct response industry, including, but not limited to, order entry; data processing; rebate processing, sweepstakes processing, inbound telemarketing; customer service; pick, pack and ship; order fulfillment; warehousing and storage; and returns processing; and **NewRoads** desires to provide some or all of these Services to **Company** as more particularly described herein; and

C. **Company** desires that **NewRoads** provide services in connection with the sale of certain merchandise or processing for certain promotion campaigns and **NewRoads** desires to provide such services to **Company**.

NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply:

a. "Annual Forecast" shall mean a complete set of projections covering the operation of the **Company**'s business for the applicable calendar year, including, by month and quarter, the forecasted number of orders; forecasted number of emails and telephone calls; the forecasted number of units received and shipped; and the forecasted returns.

b. "Business Day" shall mean any day other than (i) a Saturday or Sunday or (ii) a day when the Federal Reserve Bank of New York is not open.

c. "Close Down Expense" shall mean charges from **NewRoads** to **Company** relating to all activities necessary to remove **Company**'s Merchandise from **NewRoads** facilities, for purging the **NewRoads** computer system of **Company** Data and for such other activities as shall be agreed upon between **NewRoads** and **Company**. Other activities covered by Close Down Expenses may include, but not limited to such activities, removal of Merchandise from racks, packing for shipment (if necessary), preparing freight documents for shipment to **Company**'s designated destination and loading on the trucks of **Company**'s designated carrier, together with the cost of any necessary supplies.

d. "Count Date" shall mean the dates, established by the parties under the terms of this Agreement, for the executing a cycle count or physical inventory.

e. "CPI Adjustment" shall mean an amount equal to the percentage increase in the Urban Wage Earners and Clerical Workers-All Items consumer price index (CPI-W) published by the U.S. Department of Labor for the most recent 12 month period for which statistics are available on such dates determined by comparing such index to the index quoted for the immediately prior twelve month period.

f. "Data" shall mean any and all Company data being stored by NewRoads in or on the Process with respect to the provision of Services under this Agreement.

g. "Grace Period" shall mean a period commencing on the Commencement Date (as hereinafter defined) and terminating 60 days thereafter.

h. "Imprest Fund" shall mean a segregated fund maintained by **NewRoads** to pay certain expenses on behalf of **Company**, including all common carrier and other delivery service shipping costs, packing materials, stationery and other similar expenses, as specified in an applicable Statement of Work.

i. "Initial Start Up Fee" shall mean the fee for Start Up Services, as specified in an applicable Statement of Work.

j. "Inventory Variance" shall mean the difference between the value of the inventory as determined from the perpetual inventory report on any Count Date and the value of the inventory established by a cycle count or physical inventory on the date the inventory was received by NewRoads or the previous Count Date; provided, however, that for purposes of determining the Inventory Variance, prices shall be deemed to be constant regardless of any intermittent price changes. The value of any adjustment made at any time to the perpetual inventory report shall be added to or subtracted from, as the case may be, the Inventory Variance for the purpose of calculating Inventory Shrinkage.

k. "Merchandise" shall mean products offered for sale or distribution by **Company**.

l. "Merchandise Inventory Shrinkage" shall mean the quotient which results from dividing (i) the cumulative Variance (as defined below) between the value of the Merchandise inventory as determined from the perpetual inventory report on the requisite Count Date (as defined below) and the value of the Merchandise inventory based upon a physical inventory or cycle count (exclusive of markdowns and price adjustments) on such Count Date by (ii) the total Merchandise inventory receipts processed by **NewRoads** during the prior 12 months.

m. "Non-Merchandise Inventory Shrinkage" shall mean the quotient which results from dividing (i) the cumulative Variance (as defined below) between the value of the Non-Merchandise material inventory as determined from the perpetual inventory report on the requisite Count Date (as defined below) and the value of the Non-Merchandise material inventory based upon a physical inventory or cycle count (exclusive of markdowns and price adjustments) on such Count Date by (ii) the total Non-Merchandise material inventory receipts processed by **NewRoads** during the prior 12 months.

n. "Problem Merchandise" shall mean Merchandise shipped to **NewRoads**, which in **NewRoads** sole reasonable discretion, cannot be processed by **NewRoads** without imposing an unreasonable hardship on **NewRoads**. For illustrative purposes and without limiting the definition thereof, Problem Merchandise shall include all Merchandise that (i) arrives with insufficient paperwork, (ii) is delivered to **NewRoads** in the absence of a delivery appointment or (iii) is faulty or damaged.

o. "Problem Merchandise Rate" shall mean a storage rate of one and one-half times the applicable storage rate in an applicable Statement of Work.

p. "Process" shall mean all computer software, databases, inventions, ideas, trade secrets, methods of operation, other computer-related material and all procedures and processes used by **NewRoads** in connection with the performance of its obligations under this Agreement (including but not limited to those developed by **NewRoads** and modifications or new programs developed by **NewRoads** for **Company**), collectively.

q. "Quarterly Forecast" shall mean a complete set of projections covering the operation of the **Company**'s business and demand for merchandise for the next succeeding two calendar quarters, including, by week, the forecasted number of orders; forecasted number of emails and telephone calls; and the forecasted number of units received and shipped each week; and the forecasted returns.

r. "Revised Quarterly Forecast" shall mean any revision to a Quarterly Forecast or a previous Revised Quarterly Forecast.

s. "Service Levels" shall mean certain standards of performance more fully described in a Statement of Work, which **NewRoads** shall maintain in the rendering of the Services so long as **Company** is not in default hereunder.

t. "Services" shall mean the **NewRoads** services provided hereunder further specified in an applicable Statement of Work.

u. "Special Services" shall mean Services not specified in any Statement of Work, requested by **Company**.

v. "Start Up Services" shall mean those start-up Services so identified in an applicable Statement of Work.

w. "Term" shall mean the Initial Term and all renewal terms, collectively.

x. "Termination Fee" shall mean a fee due to **NewRoads** as a result of the early termination of the Agreement by **Company**.

y. "Transaction Fees" shall mean a fee due to **NewRoads** for the provision of Transaction Services.

z. "Transaction Rate" shall mean the amount of a specific fee due to **NewRoads** for the provision of a specific Transaction Service.

aa. "Transaction Services" shall mean Services billed to **Company** on a "per unit" basis, as specified in an applicable Statement of Work.

2. **APPOINTMENT. Company** hereby appoints **NewRoads** as its exclusive third party provider of Services upon the terms and conditions set forth in this Agreement.

3. **SERVICES. Company** hereby engages **NewRoads** to provide such Services as are described in the attached Statements of Work or future Statements of Work to be entered into between the parties, and **Company** shall pay for such Services as set forth in such **Statements of Work**.

a. If there is any difference between the terms and conditions of any Statement of Work and any other portion of this Agreement, the terms of the Statement of Work including any exhibits thereto shall control.

b. Any modifications to a Statement of Work shall require execution of a written change order agreed to and executed by both parties to this Agreement.

c. **NewRoads** shall not be precluded from out-sourcing certain Services, if necessary and with the prior written consent of **Company**, which shall not be unreasonably withheld or delayed, on a temporary basis to providers which **NewRoads**, in its sole judgment, determines to be reasonably acceptable, so long as **NewRoads** remains primarily responsible for the providing of such out-sourced Services at reasonable Service Levels.

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4. **SERVICE LEVELS.**

a. Certain of the Services set forth in the Statement of Work are subject to the Service Levels set forth in the Statement of Work. In circumstances where this Agreement does not stipulate a certain Service Level, **NewRoads,** and **Company** shall jointly agree upon the scope of **NewRoads'** obligations regarding such Service, and, in any event, **NewRoads** shall use commercially reasonable efforts to provide service levels not less than the industry norm for such Services.

b. The parties hereto agree and understand that during the Grace Period, **NewRoads** shall use commercially reasonable efforts to maintain the Service Levels but may fail to meet some or all of them as a result of usual and customary events involved in connection with **Company's** transition into the facility where the Services will be performed and onto the **NewRoads** Process and systems and, as such, the parties hereto will not, during the Grace Period, deem such failure (s) to constitute a material breach for purposes of the section of this Agreement entitled Other Defaults, so long as **NewRoads** uses commercially reasonable efforts to maintain the applicable Service Levels.

5. **FEES AND CHARGES.** In consideration for performance of the Services during the Term (as defined hereinafter), **Company** shall pay to **NewRoads** the fees and charges delineated in the applicable **Statement of Work**. These fees and charges shall include:

a. Initial Start-Up Fee. **Company** shall pay **NewRoads** an Initial Start-up Fee as consideration for the Start-up Services agreed upon by the parties hereto as set forth in the Statement of Work.

b. Transaction Fees and Rates.

i. **Company** shall pay to **NewRoads** Transaction Fees at the Transaction Rates set forth in the Statement of Work, as such rates may be adjusted from time to time by the CPI Adjustment.

ii. The CPI Adjustment shall adjust the Transaction Rates annually, on a date specified in a Statement of Work and on the anniversary of that date each year thereafter during the Term. The index used for this adjustment shall be the regional index for large urban areas, which includes the primary place of performance.

c. Minimum charge. **Company** agrees to pay a minimum charge to **NewRoads** when the total of all Transaction Fees in a particular calendar week fall below the amount of the minimum charge. The amount of this minimum charge shall be specified in a Statement of Work.

d. Administrative Fees. **Company** shall pay to **NewRoads** Administrative Fees for account management services as specified in an applicable **Statement of Work.**

e. Special Services. If **Company** requests that **NewRoads** provide services not already defined in the Statement of Work, **Company** shall pay **NewRoads** at the hourly rates specified in the applicable Statement of Work, or a fixed amount mutually agreed to in writing by the parties. All such requests Services shall be in writing and signed by both parties.

f. Close Down Expenses. Upon expiration or any termination of this Agreement for any reason, **Company** shall pay Close Down Expenses based on the hourly rates set forth in the applicable Statement of Work (subject to any applicable CPI Adjustment).

g. Termination Fee. If **Company** terminates this Agreement prior to the expiration of the term, for reasons other than material breach by **NewRoads** or force majeure, a Termination Fee

shall be due. The Termination Fee, as specified in an applicable Statement of Work, shall be prorated from the date of termination to the end of the Term.

6. **PAYMENT PROCEDURE.**

a. Initial Start-Up Fee. Company shall pay the initial start-up fee, if any, concurrently with the execution of the initial Statement of Work.

b. Invoices. The frequency of invoices shall be specified in a Statement of Work.

c. Payment Terms. Payment terms shall be specified in a Statement of Work. Notwithstanding anything to the contrary herein or in a Statement of Work, payment terms may be revised upon written notice to Company in the event that the Company's financial condition has changed in a material and adverse manner so that the Company is not reasonably able to meet its financial obligations to NewRoads hereunder and the Company has failed to cure a Monetary Default in its payments hereunder for a period greater than 30 days in any 12 month period.

d. Irrevocable Letter of Credit. **Company** shall provide **NewRoads** with an irrevocable letter of credit (the "Letter of Credit") in an amount not greater than the expected total of Transaction Fees and Administrative Fees for eight weeks. As an alternative, at the option of **Company**, **Company** may establish a cash deposit account in the same amount, funded by **Company** and maintained in **NewRoads'** name (the "**Deposit Account**"). The amount maintained in this account will initially be specified in the initial Statement of Work. The amount maintained in the Deposit Account or the amount of the Letter of Credit may be adjusted once every three months so as to be consistent with the average weekly billings of the previous three months. Upon the payment in full of all fees and other amounts owed to **NewRoads** following expiration or termination of this Agreement, the money remaining in the Deposit Account will be returned to **Company** and/or the Letter of Credit shall be terminated. Notwithstanding anything contained herein to the contrary, **NewRoads** shall have a right of offset against the Deposit Account or the Letter of Credit for any charge owed and payable to **NewRoads** by **Company** pursuant to the terms of this Agreement. In the event of a distribution from the Deposit Fund to or a drawing down of the Letter of Credit by **NewRoads** during the Term as provided in this Section, **Company** shall restore the Deposit Fund or the Letter of Credit to the required level within 15 days after receipt of notice by **NewRoads** of any such distribution. Failure to comply with this clause shall constitute a material breach by **Company**.

7. **IMPREST FUND.** At any time during the term of this Agreement, **Company** may establish and maintain with **NewRoads** an Imprest Fund. **NewRoads** shall pay such expenses therefrom so long as and to the extent that a balance remains therein. **Company** and **NewRoads** shall agree in advance upon which costs and charges are to be paid from the Imprest Fund, it being understood that such list of charges may change from time to time according to **Company's** business needs and **NewRoads'** operations. As a minimum, the Imprest Fund shall be funded by **Company** from time to time as needed to bring the balance of the fund to an amount that would cover forecasted expenses for the ensuing two-week period after taking into consideration such factors as forecasted order volume, seasonality and other applicable factors. If the Imprest Fund is insufficient to cover such expenses, **NewRoads** may, in its sole discretion: (a) upon request of **Company**, pay the expenses and immediately invoice **Company** for the amount of expenses incurred plus a 15 percent mark-up, and such invoice amount shall be payable within five Business Days after receipt; or (b) following five (5) Business Days after providing **Company** with written notice of insufficient funds in the Imprest Fund (and the Imprest Fund has not during such time been restored in full), elect not to pay the expenses, and if **NewRoads** so elects not to pay the expenses, it shall have no liability whatsoever for any losses or liabilities incurred by **Company** for such nonpayment. In addition, if the Imprest Fund is being used to cover the costs of common carrier and other delivery service shipping, **NewRoads** may suspend shipping if the

available funds are insufficient to pay additional shipping charges. **NewRoads** shall provide **Company** with a weekly statement setting forth the balance of, and accounting for disbursements from, the Imprest Fund.

8. **FORECASTS.** The parties acknowledge that orders for Merchandise may not be uniform from month to month as a result of various factors, including the seasonal nature of the demand for Merchandise and advertising and marketing schedules which are subject to constant changes, and that the inability of **Company** accurately to predict the volume of orders to be processed, receipt of phone calls, receipt of electronic mail messages or the inventory to be received and warehoused on a weekly basis may have a detrimental effect on **NewRoads**' ability to provide the Services in accordance with the Service Levels. **Company** recognizes and understands the importance of keeping **NewRoads** informed at all times of forecasted order volumes, schedule changes, fast and slow selling items, Merchandise or vendor problems and all other material business issues which might have an effect upon the performance by **NewRoads** of its obligations hereunder and shall provide **NewRoads** with reasonable notice after **Company** is aware of any changes in any such forecasted items. Specifically, but without limiting the generality of the foregoing, **Company** agrees as follows:

   a. **Company** shall deliver to **NewRoads** an Annual Forecast at least three months prior to the beginning of each successive calendar year during the Term, in respect of such calendar year.

   b. Four weeks prior to the first day of each calendar quarter, **Company** shall deliver to **NewRoads** a Quarterly Forecast.

   c. **Company** shall deliver to **NewRoads** a Revised Quarterly Forecast whenever it believes that any business condition may have the effect of changing any item of the previous Quarterly Forecast furnished to **NewRoads**. In the event that **Company** experiences an actual increase in any forecast part of its business in respect of any week of more than Allowable Forecast Variance, as specified in a Statement of Work, over that projected for such activity for such week as set forth in any applicable Quarterly Forecast (or a Revised Quarterly Forecast which has been delivered to **NewRoads** at least four weeks prior to such week) and has not advised **NewRoads** in writing at least four weeks prior to such week that such increase is forecasted, then **NewRoads** shall use commercially reasonable efforts but be under no obligation to meet those Service Levels directly or indirectly affected by the increased level of activity for so long as **Company**'s volume exceeds by more than Allowable Forecast Variance the volume projected in the most recent Quarterly Forecast or Revised Quarterly Forecast for such activity

   d. The information contained in Quarterly Forecasts, Revised Quarterly Forecasts and Annual Forecasts provided by **Company** to **NewRoads** shall be reasonably related to and consistent with the actual operating history of **Company**, subject to deviations therefrom as reasonably required by changes in circumstances.

9. **INVENTORY.** Merchandise inventory shall be handled and processed as follows:

   a. **Company** shall, at its own expense, supply **NewRoads** at the **NewRoads** Facilities specified in the applicable Statement of Work, and maintain with **NewRoads**, an inventory of Merchandise which **Company** reasonably believes is adequate in the ordinary course of business to fill orders received for its Merchandise consistent with its Quarterly Forecasts or Revised Quarterly Forecasts. **NewRoads** shall use commercially reasonable efforts to preserve and maintain Merchandise received for **Company** in good and marketable condition.

   b. **Company** shall transmit to **NewRoads**, within two Business Days prior to the receipt by **NewRoads** of any Merchandise, a copy of the purchase order by which **Company** ordered such Merchandise, or all requisite details of the purchase order to permit **NewRoads** to identify the Merchandise as that of **Company**. **NewRoads** shall use commercially reasonable

efforts but is under no obligation to receive Merchandise on behalf of **Company** if it does not receive the purchase order within the above-mentioned time frame.

c. For inbound shipments, except for shipments delivered by "parcel" carriers, such as UPS, FedEx, DHL or the U.S. Postal Service, **Company** shall advise its vendors that motor carriers must contact **NewRoads** at least one Business Day prior to delivery and make a delivery appointment prior to arrival. Inbound shipments arriving at a **NewRoads** warehouse without one Business Day's prior notice may be refused or delayed by **NewRoads** depending on the space and manpower available at the time of arrival. Each inbound shipment must have a packing slip and each carton must be marked with the purchase order number and SKU number.

d. **NewRoads** shall use its commercially reasonable efforts to comply with **Company's** written instructions regarding handling and disposing of Problem Merchandise and shall submit to **Company** a report of Problem Merchandise as soon as practicable after having received it. **NewRoads** shall not include Problem Merchandise in the inventory of items available for shipment to customers but shall include such Problem Merchandise in a separate inventory stored at storage rates as specified in the applicable Statement of Work for the first 30 days and thereafter at the Problem Merchandise Rate. **Company** acknowledges that Problem Merchandise cannot be stored indefinitely and that all Problem Merchandise shall be removed at **Company's** expense within 30 days after **NewRoads** notifies **Company** of specific details relevant to the reasons for the classification of the Merchandise as Problem Merchandise. **NewRoads** has the right to dispose of the Problem Merchandise by returning the Merchandise to **Company** on a freight collect basis or taking any other actions which are reasonable under the circumstances; provided, however, that **NewRoads** shall follow **Company's** reasonable directions with respect to any other disposition (at **Company's** expense) of the Problem Merchandise. Once Merchandise has been adequately repaired or reconstituted so that its processing no longer imposes an unreasonable hardship on **NewRoads** (in **NewRoads**' sole reasonable opinion), **NewRoads** agrees promptly to remove such Merchandise from its Problem Merchandise status and to so notify **Company** in writing within 10 Business Days.

e. **Company** acknowledges that **Company** shall be solely responsible for selecting, purchasing, paying for and arranging for the shipment to **NewRoads** of Merchandise, and **NewRoads** agrees that it shall not have and shall not represent that it has any authority to undertake any of such activities on **Company's** behalf.

f. In the event that any Merchandise shipped by **NewRoads** to end user customers is returned as damaged, returned as undeliverable or lost, **NewRoads** shall notify **Company**, store damaged and returned Merchandise as Problem Merchandise pending inspection by the carrier, file tracers for the lost shipments and claims for damaged and lost shipments which originated from **NewRoads**, and reimburse **Company** for any money paid or credited to **NewRoads** by the common carrier as a result of such claims within 30 days after receipt.

g. **NewRoads** reserves the right to refuse, without liability of any kind, acceptance of Merchandise which, because of its condition, might cause, in **NewRoads**' reasonable sole judgment, infestation, contamination, or damage to the warehouse facility or to other goods in the custody of **NewRoads**. **NewRoads** shall notify **Company** of its refusal to accept any such Merchandise and the reason for its refusal within two Business Days after such refusal. If **NewRoads** believes that any Merchandise has caused or may cause damage to the warehouse facility or to any other goods in the custody of **NewRoads** or has characteristics which make its storage illegal, **NewRoads**, after giving reasonable notice to **Company**, may dispose of the Merchandise in any lawful manner and will incur no liability by reason of such disposal, and **Company** shall pay **NewRoads** any costs incurred by **NewRoads** in connection with such disposal as well as storage at the Problem Merchandise Rate from the date **NewRoads** notifies **Company** of such belief.

h. Subject to Section 11 hereof, all Merchandise in the possession of **NewRoads** shall be and remain the exclusive property of **Company**, and **NewRoads** acknowledges and agrees that it shall acquire no right, title or interest in or to any Merchandise by reason of this Agreement.

i. Physical inventory counts may be requested in writing by **Company** on a semiannual basis for Count Dates occurring within 180 days prior to the date of such request. Such requests for physical inventory or cycle counts shall be deemed a request for Special Services and are billable activities hereunder.

10. SECURITY INTEREST AND LIENS.

a. **Company** hereby grants to **NewRoads** a senior security interest in the **Merchandise** held from time to time by **NewRoads,** capped at an amount equal to the unpaid obligations of **Company** to **NewRoads**, hereunder; provided, however, that **NewRoads** agrees to release such security interest upon the reasonable request of **Company** in the event that **Company** provides **NewRoads** security in substitution therefor which is acceptable to **NewRoads** in **NewRoads'** sole discretion. **Company** shall execute all documents reasonably requested by **NewRoads** for the perfection of any such security interest. **Company** shall not allow any other liens, claims or encumbrances to be placed on the Merchandise held by **NewRoads** without the prior written consent of **NewRoads**, which shall not be unreasonably withheld; provided, **Company** may hereinafter grant senior security interests to financial institutions where required by such financial institutions to secure revolving working capital facilities obtained in the ordinary and usual course of business so long as (i) **Company** is not delinquent in the payment of any amounts owing to **NewRoads** at the time the lien is granted and (ii) **Company** has demonstrated to **NewRoads** with reasonable assurances that **Company** will be able to meet its future payment obligations to **NewRoads** as and when they come due under this Agreement.

b. In addition to the security interest identified in Section 10(a) above, **Company** acknowledges that **NewRoads** has a warehousemen's statutory lien on the Merchandise, as provided for by the laws of the States in which the Merchandise is being warehoused.

c. **NewRoads** agrees to fix the initial Deposit Account at the amount specified in the applicable Statement of Work, so long as NewRoads Security Interest, as described herein remains unchanged, but in any case not longer than 12 months. Upon **Company** written requests **NewRoads** agrees, at anytime, to subrogate the **NewRoads** Security Interest and **Company** agrees to increase Deposit Account to an amount requested by **NewRoads**, subject to the limitations of Section 6, Paragraph d., no later than the effective date of any such subrogation.

11. RISK OF LOSS.

a. All risk of loss and damage to Merchandise from any cause prior to receipt by **NewRoads** into, and from and after the removal by common carrier from, the inventory at the **NewRoads** Facility shall be borne by **Company**. Any loss or damage by fire or casualty to Merchandise on the premises of **NewRoads** shall be borne by **Company**. **NewRoads** shall reimburse **Company** at **Company's** net Merchandise cost as specified in an applicable Statement of Work for Merchandise Inventory Shrinkage.

b. All risk of loss and damage to **Company** materials other than Merchandise, such as literature or package inserts, from any cause prior to receipt by **NewRoads** into, and from and after the removal by common carrier from, the inventory at the **NewRoads** Facility shall be borne by **Company**. Any loss or damage by fire or casualty to Non-Merchandise materials on the premises of **NewRoads** shall be borne by **Company**. **NewRoads** shall reimburse **Company** at **Company**'s net cost as specified in an applicable Statement of Work for Non-Merchandise Inventory Shrinkage.

12. **COLLECTIONS**. Notwithstanding anything contained herein to the contrary, the parties acknowledge that **NewRoads** shall not be required to make any collection efforts on **Company**'s behalf and shall share no risk with respect to any failure of **Company** to collect payment for any customer order.

13. **TAXES.** All fees, costs, charges and other amounts payable to **NewRoads** hereunder for Services rendered by **NewRoads** to **Company** are exclusive of applicable taxes, if any, which (other than income taxes of **NewRoads**) are the responsibility of **Company**. In addition, **NewRoads** shall calculate for each customer sale all applicable sales taxes based on information supplied by **Company**. A list of all the jurisdictions in which **Company** is required to collect sales taxes shall be included in the Statement of Work, which **Company** shall promptly update as required to keep such information current during the Term, and **Company** shall be solely responsible for the accuracy of such information. **Company** shall be responsible for the collection and payment of all sales taxes, the preparation and filing of all sales tax documentation and the compliance with all sales tax laws. **NewRoads** shall have no such responsibilities for payment or collection of any such taxes unless otherwise required by law. **Company** shall indemnify **NewRoads** for all claims, suits, actions, debts, damages, costs, charges and expenses, including court costs and attorneys' fees, incurred by **NewRoads** as a result of **Company**'s failure properly and timely to file and pay applicable taxes.

14. **MONETARY DEFAULT.** If **Company** is in breach of the terms governing the payment of any fees, charges, invoices or other amounts due hereunder to **NewRoads**, **NewRoads** shall at its discretion (i) charge a finance charge of one percent per month of such past due fees, charges, invoices or other amounts and (ii) upon five Business Days prior written notice, cease providing Services and performing its obligations under this Agreement and/or terminate this Agreement provided that the finance charge set forth in (i) hereof shall continue on all outstanding balances. If **Company** in good faith disputes any amount billed, **Company** must report to **NewRoads,** in writing prior to the date the payment for the disputed amount is due, the reasons for such dispute. **NewRoads** and **Company** agree to work diligently to resolve the dispute within 15 days after the receipt of such written notice by **NewRoads**. Failure to resolve such dispute during such time period shall allow either party to terminate the Agreement, subject to all other terms and provisions hereof (including without limitation the payment by Company of a Termination Fee), and to seek all available legal remedies.

15. **OTHER DEFAULTS.** If either **Company** or **NewRoads** believes the other party is in breach of any of its non-monetary obligations under this Agreement as a result of any reason other than force majeure, the party believing that such a breach by the other party has occurred shall, within 30 days of discovery of alleged breach, give written notice to the other party declaring a breach of this Agreement and specifying the nature of the breach. If the alleging party fails to give written notice of an alleged breach within 30 days of its discovery of such alleged breach, such alleging party shall lose any rights to terminate this agreement based upon the alleged breach. The breaching party shall have 15 days in which to cure such breach or, if such breach cannot be completely cured within 15 days, a reasonable time to cure such breach as long as the breaching party is diligently pursuing the cure of the breach; provided, however, that with respect to a material breach relating to the taking of telephone calls, emails, the processing of orders, the receiving of Merchandise into inventory or timely delivery of Merchandise to common carriers for shipment, **NewRoads** shall have seven Business Days to cure such breach or, if such breach cannot be completely cured within seven Business Days, a reasonable time to cure such breach so long as the **NewRoads** is diligently pursuing the cure of the breach.

16. **FORCE MAJEURE.** Neither **NewRoads** nor **Company** shall be liable for any delay or failure in performance under this Agreement or interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, acts of public enemies, acts of terrorism, war, accidents, fire, explosions, earthquakes, floods, the elements or any similar cause beyond the reasonable control of such party (a "**Force Majeure**"), so long as, following the cessation of such cause, such party uses its reasonable efforts to resume its performance hereunder. If **NewRoads** is unable to

perform the Services due to a Force Majeure, then **NewRoads** may out-source Services on a temporary basis pursuant to the Section of this Agreement entitled, Services. Force Majeure shall not be an excuse for **Company** not meeting any financial obligation hereunder with respect to the timely payment for services.

17. TERM AND TERMINATION.

a. Term. The term of this Agreement shall run concurrently with the Term of any Statement of Work referenced to this Agreement.

b. Early Termination. This agreement may be terminated prior to the Expiration Date upon the occurrence of any of the following, provided that any amounts owing to **NewRoads** through the date of termination (including any Close-Down Expenses and Termination Fees) shall be payable to **NewRoads** notwithstanding any such early termination:

i. Monetary Default. **NewRoads** shall have the termination rights described in the Section of this Agreement entitled Monetary Default.

ii. Bankruptcy. Either party may terminate this Agreement, effective immediately upon giving written notice if the other party files a petition in bankruptcy or files for a reorganization or for the appointment of a receiver or trustee of all or substantially all of such party's property, or makes an assignment or petitions for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against the other party which is not discharged within 90 days thereafter.

iii. Force Majeure. In the event that following a Force Majeure, **NewRoads** (with out-sourcing) is unable to perform at the Service Levels for a period in excess of 20 Business days, **Company** shall have the right to terminate this Agreement without obligation to pay the Termination Fee.

iv. Non-Monetary Default. A material default by either party pursuant to the Section 15 of this Agreement entitled **Other Defaults**, which is not cured within the time periods stated therein, shall entitle the non-breaching party to terminate the Agreement, without obligation to pay any Termination Fee.

v. Financial Insecurity. In the event that **NewRoads**, in its commercially reasonable judgment, determines that the representations and warranties contained herein relating to the financial condition of the **Company** are no longer true or **NewRoads** otherwise feels financially insecure by reason of the **Company**'s inability to meet its financial obligations to **NewRoads** hereunder, **NewRoads** may suspend Services upon ten Business Days written notice to **Company**, which notice shall identify the actions required to cure, and terminate this Agreement, if such Financial Insecurity remains uncured for 30 days, upon 30 days written notice to **Company**.

18. REPRESENTATIONS AND WARRANTIES.

a. **NewRoads and Company**. **NewRoads** and **Company** each hereby individually represent and warrant that: (i) it has the full authority and legal right to carry out the terms of this Agreement; (ii) the terms of this Agreement will not violate the terms of any agreement, contract or other instrument to which it is a party, and no consent or authorization of any other person, firm or corporation is a condition precedent to this Agreement; (iii) it has taken all action necessary to authorize the execution and delivery of this Agreement; and (iv) this Agreement is a legal, valid, and binding obligation of **NewRoads** and **Company**, as the case may be, enforceable in accordance with its terms, except as limited by bankruptcy and other laws of general application relating to or affecting the enforcement of creditors' rights.

b. **Company**. **Company** hereby represents and warrants that:

i. It has, to the best of its knowledge, and will use its commercially reasonable efforts to continue to have for the Term, all necessary authority from all of the corporations, partnerships and individuals whose products are offered for sale by **Company**, to use their trademarks, service marks and other intellectual property for the purposes of conducting **Company's** business. **Company's** business as conducted or as currently proposed to be conducted does not and will not cause **Company** to infringe or violate any patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other intellectual property rights of any other person or entity.

ii. It owns the Merchandise inventory free and clear of all liens, restrictions, claims, charges, security interests or other encumbrances of any nature whatsoever, including any chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

iii. Attached hereto as **Exhibit A** are the company's financial statements (including the balance sheet, income statement and statement of cash flows, with notes) for the most recently ended fiscal quarter, that such financial statements are true and correct in all material respects, and that the **Company** will deliver to **NewRoads** updated financial statements on a quarterly basis within 45 days after the end of each fiscal quarter of the **Company**, each of which will also be true and correct in all material respects.

iv. Its assets exceed its liabilities that the **Company** is able to pay its debts as they mature, and that the **Company** is adequately capitalized.

19. INDEMNIFICATION

a. **NewRoads** shall indemnify, defend and hold **Company** harmless from and against any and all claims, suits, actions, debts, damages, injuries, costs, charges, and expenses, (including without limitation court costs and reasonable attorneys' fees), which **Company** may at any time incur by reason of or related to a material breach of this Agreement by **NewRoads**.

b. **Company** shall indemnify, defend and hold **NewRoads** harmless from and against any and all claims (including claims by third party providers engaged by **Company**), suits, actions, debts, damages, injuries, costs, charges, and expenses, including without limitation court costs and reasonable attorneys fees, which **NewRoads** may at any time incur arising from or related to (i) use or consumption of the Merchandise, including without limitation use or consumption of Merchandise that contains or is claimed to contain a defect, or (ii) a material breach of this Agreement by **Company**.

c. The indemnification provisions of this Section 20 apply only to claims made against either party hereto by any third party and not to any claims made by either party hereto against the other. A party hereto seeking indemnity hereunder is referred to as the "Indemnified Party" and the other party to which indemnity is sought hereunder is referred to herein as the "Indemnifying Party". An Indemnified Party under this Agreement shall with respect to claims asserted against such party by any third party, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced. The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least 15 days prior to the time that an answer or other responsive pleading or notice with respect thereto is required or ten days after notice, whichever is later. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval of such counsel, which approval shall

not be unreasonably withheld or delayed) and shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties and representation of both parties by the same counsel would be inappropriate. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof with regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of:

i. the entry of a non-appealable judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five days prior to the date that the judgment creditor has the right to execute the judgment;

ii. a settlement of the claim, provided that if a judgment or settlement provides that payments may be made in installments, that the indemnification payments required - to be made hereunder in connection therewith shall be payable in a like manner.

d. Notwithstanding the foregoing, providing that there is no dispute as to the applicability of indemnification, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such expenses are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

20. LIMITATION OF LIABILITY.

a. Notwithstanding any other provision of this agreement, neither party shall be liable to the other for any special, incidental, punitive or consequential damages of any nature whatsoever, even if that party has been previously notified of the possibility of such damages.

b. Any successful claim for actual damages against either party shall be limited to the amounts paid under this agreement, except for claims resulting from gross negligence or willful misconduct on the part of NewRoads.

21. INSURANCE.

a. **Company** agrees to maintain insurance, at its sole cost and expense, against loss or damage by fire or other casualty to **Company's** Merchandise on the premises of **NewRoads**, and against any claims and liability growing out of product liability, advertising liability or trademark or service mark, patent or copyright infringement, and to list **NewRoads** as an additional insured thereunder. Such insurance will be maintained with insurers qualified to do

business in the state where the inventory is warehoused. Attached hereto, as **Exhibit B**, is a Certificate of Insurance for **Company** reflecting such coverage.

b. **NewRoads** shall not be responsible for the provision or maintenance of any insurance coverage for the Merchandise or other inventory or for **Company** or its subsidiaries or respective businesses, products, goods and property. **NewRoads** agrees to maintain at all times during the Term insurance with the coverages and at the levels set forth in the Certificate of Insurance for **NewRoads** attached as **Exhibit C**; with insurers qualified to do business in the state of where the Services are performed.

22. PROCESS; INTELLECTUAL PROPERTY.

a. **Company** acknowledges that **NewRoads** owns all right, title and interest in and to, or is licensed to use, the **Process** and that **Company** has no right or interest whatsoever in such Process unless jointly developed and agreed upon in writing by both parties in advance of said joint development. **NewRoads** acknowledges that **Company** owns all right, title and interest in the Data, and **NewRoads** has no right or interest whatsoever in such Data. **NewRoads** further agrees to enact strict measures to protect the confidentiality of such Data, in accordance with **Company's** policy as communicated in writing to **NewRoads** from time to time.

b. **NEWROADS®** is a registered service mark owned by **NewRoads**. No rights to the use of **NewRoads'** service marks are granted herein, and any right to use **NewRoads'** marks, subsequently granted, will terminate immediately upon the termination of this Agreement. If **Company** is subsequently granted the right to use any of **NewRoads'** service marks, **Company** shall use **NewRoads'** marks strictly in accordance with the quality control and trademark usage policies of **NewRoads**. Failure to comply with such policies will result in termination of the right to use such marks.

c. **Company's** service marks are owned by **Company**. No rights to use of **Company's** marks are granted herein, and any right to use **Company** marks, subsequently granted, will terminate immediately upon the termination of this Agreement. **NewRoads** shall use **Company**'s marks only and strictly in accordance with the quality control and trademark usage policies of **Company**. Failure to comply with such policies will result in termination of the right to use such marks.

23. ACTS OF TERRORISM OR HAZARDOUS SUBSTANCES. Prior to the processing of Merchandise, the **Company** shall give to **NewRoads** policies and procedures to follow in the event that of any acts of terrorism or consumer complaints with respect to hazardous substances. Provided **NewRoads** follows such policies and procedures, **NewRoads** shall have no liability to the **Company** arising from such any acts of terrorism, hazardous substance or consumer complaint, and the **Company** shall expressly defend, indemnify and hold harmless **NewRoads** from any all claims, damages, demands, causes of action, losses, liabilities, injuries, costs and expenses (including reasonable attorney's fees) arising from such an event.

24. COMPLIANCE WITH LAWS. Company and **NewRoads** shall comply with all laws, rules and regulations, whether local, state, or federal, applicable to the sale of Merchandise and to the providing of Services, respectively.

25. INSPECTIONS AND AUDITS. Company or its agents shall, during normal business hours and upon reasonable, advance notice, have the right to inspect the Merchandise located at **NewRoads'** place of business and audit the books and records of **NewRoads** pertaining to Merchandise and the Services rendered by **NewRoads** to **Company** pursuant to this Agreement; provided, however, that such audit of books and records shall occur no more frequently than twice per calendar year and then shall cover only the six month period ending on the date such inspection commences.

26. **CONFIDENTIALITY; NON-SOLICITATION.**

a. In the course of its performance of this Agreement, it is anticipated that **NewRoads** and **Company** will come into possession of certain proprietary information belonging to the other, including but not limited to

i. in the case of **Company**, its financial condition, cost structures, staffing levels, systems information, monitoring records, customer records, customer files, trade secrets, sales forecasts, general business plans and other confidential or proprietary information (all such information relating to **Company** or **NewRoads** being **"Confidential Information"** and the party to whom such Confidential Information relates being the "**Proprietary Party**")and

ii. in the case of **NewRoads**, its financial condition, cost structures, staffing levels, systems information, monitoring records, customer records, customer files, trade secrets, sales forecasts, general business plans and other confidential or proprietary information (all such information relating to **Company** or **NewRoads** being **"Confidential Information"** and the party to whom such Confidential Information relates being the "**Proprietary Party**").

b. **NewRoads** and **Company** agree that each will not, during the Term hereof and five years thereafter, (1) use for it's own benefit, or (2) furnish, disclose, or make accessible to any third party any of the other's Confidential Information unless otherwise instructed by the Proprietary Party in writing; provided, however, that Confidential Information shall not include any information which

i. at the time of disclosure by the other party is generally available to and known by the public other than as a result of its disclosure by such party,

ii. was available to the other party on a non-confidential basis from a source other than the Proprietary Party, provided that such source is not bound by a confidentiality agreement, or contractual or fiduciary obligation with the Proprietary Party, or

iii. has been independently acquired or developed by the other party without violating any obligations under this Agreement, or of any other agreement between **Company** and **NewRoads.**

c. **NewRoads** agrees that **Company's** customer files will not be made available for use by anyone other than **Company,** without **Company's** specific prior written permission for each occurrence of such use.

d. The parties agrees that they will not at any time during the Term or within three years after the termination or expiration of this Agreement, solicit, interfere with, employ or endeavor to entice away from the other party (or any subsidiary or affiliate of the other party) any employee, consultant, agent or other client of the other party.

27. **NOTICES.** Any and all notices and all communication provided for in this Agreement shall be given in writing. Such notices and other communications shall be deemed given when received, when delivered by hand, by confirmed facsimile transmission or when deposited in the United States Mail, Registered or certified, with proper postage prepaid, and addressed as specified in the Statement of Work, or to such other address as **NewRoads** or **Company** may designate to the other in writing.

28. **ASSIGNMENT.** This Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement may not be assigned by either party

without the prior written consent of the other party; provided, however, that, either party may assign this Agreement to any person, firm or corporation that purchases all or substantially all of the stock or assets of either party or to any person, firm or corporation into which or with which either party consolidates or merges and provided further that **NewRoads** may assign this agreement to any of its affiliates, subsidiaries, or its parent company.

29. **AMENDMENTS.** This Agreement shall not be modified or amended except by a written agreement signed by authorized representatives of **NewRoads** and **Company**.

30. **GOVERNING LAW.** This Agreement has been entered into and shall be governed, construed, and interpreted in accordance with the laws of the State of New York without reference to any conflicts of law principles. The parties hereby consent to the exclusive jurisdiction of the state and federal courts located in New York, New York to resolve any disputes arising hereunder. The parties waive any objection to such forum based on lack of personal jurisdiction, forum non conveniens or otherwise. . The parties waive their rights to a jury trial.

31. **RELATIONSHIP.** Nothing contained in this Agreement shall be construed to imply a joint venture, partnership or principal/agent relationship between the parties. Except as specifically set forth herein, neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligations, express or implied, on behalf of, or for the use of the other party, and **NewRoads** and **Company** shall not be obligated, separately or jointly, to any third party by virtue of this Agreement.

32. **HEADINGS.** The headings and section numbers appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or otherwise describe the scope or intent of the sections of this Agreement.

33. **SEVERABILITY.** If any one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired; provided, however, that in such case the parties agree to use their commercially reasonable efforts to achieve the purpose of the invalid provision by a new legally valid provision.

34. **NO WAIVER.** No failure or delay on the part of any party in the exercise of any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

35. **FULL AGREEMENT.** This Agreement, any exhibits and addenda attached hereto, properly executed Statements of Work, orders for Special Services and properly delivered notices, contain and embody the entire agreement of the parties hereto, and no representations, inducements, or agreements, oral or otherwise made at any time between the parties or with any third party relating to the subject matter hereof which are not contained in this Agreement or in the exhibits or addenda, if any, shall be of any force or effect.

36. **COUNTERPARTS.** This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

37. **JOINT MARKETING. Company** will provide a statement to be used in a **NewRoads** press release, which announces the choice of **NewRoads** to provide Services. **Company** authorizes **NewRoads** to use Company's logo on the **NewRoads** website, at tradeshows and events and on marketing collateral. **NewRoads** and **Company** may participate in other joint press releases, as deemed appropriate, when mutually agreed to by both companies.

IN WITNESS WHEREOF, Company has executed this Agreement effective the date first above written and **NewRoads** has executed and accepted this Agreement effective the same date.

NewRoads, Inc.		**Petals Decorative Accents, LLC ("Company")**	
By:		By:	
Name:	Michael Shelton	Name:	Stephen Hicks
Title:	Executive Vice President	Title:	President
Date:		Date:	2/11/04